                             RIVER REACH APARTMENTS
                             5000 SAN JOSE BOULEVARD
                              JACKSONVILLE, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  RIVER REACH APARTMENTS
     5000 SAN JOSE BOULEVARD
     JACKSONVILLE, DUVAL COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 298 units with a total of 369,450 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 13.83 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                      ($16,500,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
                                 --------------------------
July 9, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Assisted By:
Stephen B. Spraberry, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ......................................................    4
Introduction ...........................................................    9
Area Analysis ..........................................................   11
Market Analysis ........................................................   14
Site Analysis ..........................................................   16
Improvement Analysis ...................................................   16
Highest and Best Use ...................................................   17

                                    VALUATION

Valuation Procedure ....................................................   18
Sales Comparison Approach ..............................................   20
Income Capitalization Approach .........................................   26
Reconciliation and Conclusion ..........................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 River Reach Apartments
LOCATION:                      5000 San Jose Boulevard
                               Jacksonville, Florida

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 28, 2003
DATE OF REPORT:                July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        13.83 acres, or 602,435 square feet
  Assessor Parcel No.:         099157 0000
  Floodplain:                  Community Panel No. 1200770207E (August 15, 1989)
                               Flood Zone X, an area outside the floodplain.
  Zoning:                      RMD-D (Medium Density Apartment District)

BUILDING:
  No. of Units:                298 Units
  Total NRA:                   369,450 Square Feet
  Average Unit Size:           1,240 Square Feet
  Apartment Density:           21.5 units per acre
  Year Built:                  1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                          Square         --------------------     Monthly           Annual
Unit Type                  Feet          Per Unit      Per SF     Income            Income
--------------------------------------------------------------------------------------------
1Br/1Ba - 1A10              900            $650        $0.72      $ 42,900        $  514,800
1Br/1Ba - 1B10            1,100            $725        $0.66      $ 17,400        $  208,800
2Br/2Ba - 2A15            1,200            $785        $0.65      $ 50,240        $  602,880
2Br/2Ba - 2A20            1,250            $800        $0.64      $ 33,600        $  403,200
2Br/2Ba - 2B20            1,450            $820        $0.57      $ 39,360        $  472,320
3Br/3Ba - 3A20            1,550            $990        $0.64      $ 11,880        $  142,560
3Br/3Ba - 3B20            1,575            $985        $0.63      $ 41,370        $  496,440
                                                       -------------------------------------
                                                       Total      $236,750        $2,841,000

OCCUPANCY:                95%
ECONOMIC LIFE:            45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

EFFECTIVE AGE:                   20 Years
REMAINING ECONOMIC LIFE:         25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                                   [PICTURE]

        EXTERIOR LEASING OFFICE                          EXTERIOR VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                     Amount                $/Unit
---------------------                     ------                ------
Potential Rental Income                   $2,841,000            $9,534
Effective Gross Income                    $2,777,620            $9,321
Operating Expenses                        $1,213,171            $4,071            43.7% of EGI
Net Operating Income:                     $1,489,949            $5,000

Capitalization Rate                       9.50%
DIRECT CAPITALIZATION VALUE               $15,700,000 *         $52,685 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                            10 years
2002 Economic Vacancy                     7%
Stabilized Vacancy & Collection Loss:     8%
Lease-up / Stabilization Period           N/A
Terminal Capitalization Rate              10.50%
Discount Rate                             11.50%
Selling Costs                             2.00%
Growth Rates:
  Income                                  3.00%
  Expenses:                               3.00%
DISCOUNTED CASH FLOW VALUE                $16,500,000 *         $55,369 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE    $16,500,000           $55,369 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)      $52,500 to $78,261
  Range of Sales $/Unit (Adjusted)        $50,870 to $56,745
VALUE INDICATION - PRICE PER UNIT         $16,400,000 *         $55,034 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales      6.21 to 7.03
  Selected EGIM for Subject               6.00
  Subject's Projected EGI                 $2,777,620
EGIM ANALYSIS CONCLUSION                  $16,700,000 *         $56,040 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $16,400,000 *         $55,034 / UNIT

RECONCILED SALES COMPARISON VALUE         $16,400,000           $55,034 / UNIT

---------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                          $16,400,000
  NOI Per Unit                            $16,400,000
  EGIM Multiplier                         $16,700,000
INDICATED VALUE BY SALES COMPARISON       $16,400,000        $55,034 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:           $15,700,000
  Discounted Cash Flow Method:            $16,500,000
INDICATED VALUE BY THE INCOME APPROACH    $16,500,000        $55,369 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $16,500,000        $55,369 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5000 San Jose Boulevard, Jacksonville, Duval County, Florida. Jacksonville identifies it as 099157 0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Stephen B. Spraberry, MAI on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Stephen B. Spraberry, MAI assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Stephen B. Spraberry, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:       6 to 12 months
  EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties, VI, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Jacksonville, Florida. Overall, the neighborhood is characterized as an urban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Interstate Highway 95
West  - St. Johns River
South - University Boulevard
North - Emerson Street

MAJOR EMPLOYERS

Major employers in the subject's area include Mayport Naval Station, Duval County Schools, Ponte Vedra Inn & Club, PGA Tour, Sawgrass Marriott, City of Jacksonville Beach, St. Johns County Schools, Fleet Landing and Vicars Landing. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                  ----------------------------------------------
        CATEGORY                  1-Mi. RADIUS     3-Mi. RADIUS     5-Mi. RADIUS         MSA
-------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       6,472           42,647          127,354        1,134,647
5-Year Population                        6,457           42,604          129,195        1,224,933
% Change CY-5Y                            -0.2%            -0.1%             1.4%             8.0%
Annual Change CY-5Y                        0.0%             0.0%             0.3%             1.6%

HOUSEHOLDS
Current Households                       2,952           18,290           54,325          441,107
5-Year Projected Households              2,981           18,522           55,795          481,465
% Change CY - 5Y                           1.0%             1.3%             2.7%             9.1%
Annual Change CY-5Y                        0.2%             0.3%             0.5%             1.8%

INCOME TRENDS
Median Household Income           $     40,934     $     36,250     $     38,405     $     41,613
Per Capita Income                 $     31,736     $     24,617     $     24,569     $     22,610
Average Household Income          $     71,909     $     57,873     $     57,408     $     58,159

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                  ----------------------------------------------
        CATEGORY                  1-Mi. RADIUS     3-Mi. RADIUS     5-Mi. RADIUS         MSA
-------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              33.13%           37.24%           39.43%           29.34%
5-Year Projected % Renting           33.71%           37.36%           39.25%           28.72%

% of Households Owning               61.35%           55.37%           51.54%           61.49%
5-Year Projected % Owning            60.84%           55.40%           51.90%           62.72%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential
South - Residential and commercial
East  - Retail
West  - St. Johns River

CONCLUSIONS

The subject is well located within the city of Jacksonville. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Jacksonville in Duval County. The overall pace of development in the subject's market is more or less stable. There have not been any apartment projects constructed near the subject property for several years. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period         Region          Submarket
----------------------------------------
4Q01            N/A               6.2%
1Q02            N/A               5.7%
2Q02            N/A               5.3%
3Q02            N/A               4.9%
4Q02            6.0%              5.2%
1Q03            6.6%              5.0%

Source: Reis

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market. This market has been exhibiting a slight decrease in the overall vacancy rate and is currently 5.0%. This submarket is still below the overall Jacksonville vacancy rate of 6.6%.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period         Region              % Change        Submarket       % Change
---------------------------------------------------------------------------
4Q01            N/A                     -            $ 545              -
1Q02            N/A                   N/A            $ 557            2.2%
2Q02            N/A                   N/A            $ 559            0.4%
3Q02            N/A                   N/A            $ 566            1.3%
4Q02            N/A                   N/A            $ 564           -0.4%
1Q03            N/A                   N/A            $ 567            0.5%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                             COMPETITIVE PROPERTIES

  No.            Property Name           Units         Ocpy.     Year Built    Proximity to subject
---------------------------------------------------------------------------------------------------
  R-1      Summer Oaks Apartments         N/A           90%         1972       Five miles northeast
  R-2      Victoria Park at Mandarin      N/A           95%         1983       Four miles southeast
  R-3      River Plantation               N/A           92%         1971       1.5 miles northeast
  R-4      Mandarin Lanai                 N/A           96%         1986       Four miles southeast
  R-5      Brierwood Place Apartments     N/A           95%         1974       Four miles southeast
Subject    River Reach Apartments         298           95%         1972

Rates reflect the market's stability. Overall, this market commands slightly lower rates than the overall Jacksonville market. This is partially due to the lack of new projects in this submarket, which is a function of the lack of developable land parcels.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   13.83 acres, or 602,435 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           1200770207E, dated August 15, 1989
    Flood Zone                Zone X
  Zoning                      RMD-D, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                      ASSESSED VALUE - 2002
                              -------------------------------------    TAX RATE /   PROPERTY
PARCEL NUMBER                    LAND       BUILDING       TOTAL       MILL RATE     TAXES
--------------------------------------------------------------------------------------------
099157 0000                   $1,506,125   $9,359,016   $10,865,141     0.01960     $213,008

IMPROVEMENT ANALYSIS
 Year Built                   1972
 Number of Units              298
 Net Rentable Area            369,450 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, gym room, fishing pier,
                              playground, laundry room, business office,
                              playground, fishing pier, and parking area.
 Unit Amenities               Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

Unit Mix:

                                                Unit Area
Unit Type            Number of Units            (Sq. Ft.)
-----------------------------------------------------------
1Br/1Ba - 1A10              66                      900
1Br/1Ba - 1B10              24                    1,100
2Br/2Ba - 2A15              64                    1,200
2Br/2Ba - 2A20              42                    1,250
2Br/2Ba - 2B20              48                    1,450
3Br/3Ba - 3A20              12                    1,550
3Br/3Ba - 3B20              42                    1,575

Overall Condition             Average
Effective Age                 20 years
Economic Life                 45 years
Remaining Economic Life       25 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 298-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                             COMPARABLE                      COMPARABLE
         DESCRIPTION                           SUBJECT                          I - 1                           I - 2
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      River Reach Apartments          54 Magnolia at Deerwood Park   The Wimberly at Deerwood Park

LOCATION:
  Address                            5000 San Jose Boulevard         9600 Touchton Road             9727 Touchton Road

  City, State                        Jacksonville, Florida           Jacksonville, Florida          Jacksonville, Florida
  County                             Duval                           Duval                          Duval
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)             369,450                         299,832                        400,000
  Year Built                         1972                            1998                           2000
  Number of Units                    298                             276                            322
  Unit Mix:                                  Type           Total             Type          Total          Type             Total
                                     1Br/1Ba - 1A10           66     1BR/1BA                  24    1BR/1BA                   88
                                     1Br/1Ba - 1B10           24     1BR/1BA                  48    2BR/2BA                   28
                                     2Br/2Ba - 2A15           64     1BR/1BA                  36    3BR/2BA                  206
                                     2Br/2Ba - 2A20           42     2BR/2BA                  84
                                     2Br/2Ba - 2B20           48     2BR/2BA                  36
                                     3Br/3Ba - 3A20           12     2BR/2BA                  24
                                     3Br/3Ba - 3B20           42     2BR/2BA                  24

  Average Unit Size (SF)             1,240                           1,086                          1,242
  Land Area (Acre)                   13.8300                         17.9000                        33.4000
  Density (Units/Acre)               21.5                            15.4                           9.6
  Parking Ratio (Spaces/Unit)        2.10                            2.01                           N/A
  Parking Type (Gr., Cov., etc.)     Open                            Open, Covered                  Open, Covered
CONDITION:                           Average                         Good                           Very Good
APPEAL:                              Average                         Good                           Very Good
AMENITIES:
  Pool/Spa                           Yes/Yes                         Yes/Yes                        Yes/Yes
  Gym Room                           Yes                             Yes                            Yes
  Laundry Room                       Yes                             Yes                            Yes
  Secured Parking                    No                              Yes                            Yes
  Sport Courts                       No                              Yes                            Yes
  Washer/Dryer Connection            Yes (Select Units)              Yes                            Yes
OCCUPANCY:                           95%                             95%                            95%
TRANSACTION DATA:
  Sale Date                                                          March, 2000                    December, 2001
  Sale Price ($)                                                     $20,000,000                    $25,200,000
  Grantor                                                            Estates at Deerwood Park,      Cat Wimberly Partnership I,
                                                                     Ltd.                           Ltd.
  Grantee                                                            Property Reserve, Inc.         Palomar Commerce Center, LLC
  Sale Documentation                                                 Book 9583, Page 1754           Book 10269, Page 306
  Verification                                                       Public Record                  Public Record
  Telephone Number
ESTIMATED PRO-FORMA:                                                   Total $   $/Unit    $/SF       Total $    $/Unit    $/SF
  Potential Gross Income                                             $3,121,010  $11,308  $10.41     $4,201,620  $13,049  $10.50
  Vacancy/Credit Loss                                                $  156,050  $   565  $ 0.52     $  210,081  $   652  $ 0.53
  Effective Gross Income                                             $2,964,960  $10,743  $ 9.89     $3,991,539  $12,396  $ 9.98
  Operating Expenses                                                 $  841,328  $ 3,048  $ 2.81     $1,288,000  $ 4,000  $ 3.22
  Net Operating Income                                               $2,123,632  $ 7,694  $ 7.08     $2,703,539  $ 8,396  $ 6.76
NOTES:                                                               None                           None

  PRICE PER UNIT                                                                 $72,464                      $78,261
  PRICE PER SQUARE FOOT                                                          $ 66.70                      $ 63.00
  EXPENSE RATIO                                                                     28.4%                        32.3%
  EGIM                                                                              6.75                         6.31
  OVERALL CAP RATE                                                                 10.62%                       10.73%
  Cap Rate based on Pro Forma or Actual Income?                                  Actual                      Pro Forma

                                              COMPARABLE                      COMPARABLE                     COMPARABLE
         DESCRIPTION                            I - 3                           I - 4                          I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      St. Johns Plantation            Gloucester Apartments          St. Johns Plantation

LOCATION:
  Address                            7595 Baymeadows Circle West     4915 Baymeadows Road           7595 Baymeadows Circle West

  City, State                        Jacksonville, Florida           Jacksonville, Florida          Jacksonville, Florida
  County                             Duval                           Duval                          Duval
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)             384,956                         151,459                        384,956
  Year Built                         1989                            1974                           1989
  Number of Units                    400                             100                            400
  Unit Mix:                                 Type            Total          Type            Total          Type            Total
                                     1BR/1BA                 224     2BR/2BA                 56     1BR/1BA                224
                                     2BR/2BA                 152     3BR/2BA                 40     2BR/2BA                152
                                     3BR/2BA                  24     4BR/2.5BA                4     3BR/2BA                 24

  Average Unit Size (SF)             962                             1,515                          962
  Land Area (Acre)                   24.1000                         6.6200                         24.1000
  Density (Units/Acre)               16.6                            15.1                           16.6
  Parking Ratio (Spaces/Unit)        3.50                            N/A                            3.50
  Parking Type (Gr., Cov., etc.)     Open, Covered                   Open                           Open, Covered
CONDITION:                           Good                            Fair                           Good
APPEAL:                              Average                         Fair                           Average
AMENITIES:
  Pool/Spa                           Yes/Yes                         Yes/No                         Yes/Yes
  Gym Room                           Yes                             No                             Yes
  Laundry Room                       Yes                             Yes                            Yes
  Secured Parking                    Yes                             No                             Yes
  Sport Courts                       No                              No                             No
  Washer/Dryer Connection            Yes                             Yes                            Yes
OCCUPANCY:                           95%                             95%                            90%
TRANSACTION DATA:
  Sale Date                          January, 2003                   July, 2002                     May, 2001
  Sale Price ($)                     $24,500,000                     $5,250,000                     $21,617,000
  Grantor                            St. Johns Plantation, LLC       Gloucester Realty Associates   Bear Capital, J.V.

  Grantee                            The Lincoln Property Group      Boxwood at Bay Meadows, LLC    St. Johns Planation, LLC
  Sale Documentation                 N/A                             Book 10574, Page 1878          Book 9985, Page 671
  Verification                       Public Record                   Public Record                  Public Record
  Telephone Number
ESTIMATED PRO-FORMA:                   Total $    $/Unit  $/SF         Total $  $/Unit    $/SF         Total $   $/Unit  $/SF
  Potential Gross Income              $3,668,016  $9,170  $9.53       $889,920  $8,899    $5.88      $        0  $    0  $0.00
  Vacancy/Credit Loss                 $  183,401  $  459  $0.48       $ 44,496  $  445    $0.29      $        0  $    0  $0.00
  Effective Gross Income              $3,484,615  $8,712  $9.05       $845,424  $8,454    $5.58      $        0  $    0  $0.00
  Operating Expenses                  $1,280,000  $3,200  $3.33       $315,000  $3,150    $2.08      $        0  $    0  $0.00
  Net Operating Income                $2,204,615  $5,512  $5.73       $530,424  $5,304    $3.50      $2,053,653  $5,134  $5.33
NOTES:                               None                            This project is now known      This is the previous sale of
                                                                     as Boxwood at Bay Meadows      Comparable Sale I-3.
  PRICE PER UNIT                               $61,250                        $52,500                        $54,043
  PRICE PER SQUARE FOOT                        $ 63.64                        $ 34.66                        $ 56.15
  EXPENSE RATIO                                   36.7%                          37.3%                           N/A
  EGIM                                            7.03                           6.21                            N/A
  OVERALL CAP RATE                                9.00%                         10.10%                          9.50%
  Cap Rate based on Pro Forma or Actual Income?  Pro Forma                      Pro Forma                         Actual

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $52,500 to $78,261 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $50,870 to $56,745 per unit with a mean or average adjusted price of $54,442 per unit. The median adjusted price is $55,125 per unit. Based on the following analysis, we have concluded to a value of $55,000 per unit, which results in an "as is" value of $16,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

SALES ADJUSTMENT GRID

                                                                                COMPARABLE                      COMPARABLE
         DESCRIPTION                               SUBJECT                         I - 1                          I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                           River Reach Apartments      54 Magnolia at Deerwood Park    The Wimberly at Deerwood Park
  Address                                 5000 San Jose Boulevard     9600 Touchton Road              9727 Touchton Road
  City                                    Jacksonville, Florida       Jacksonville, Florida           Jacksonville, Florida
  Sale Date                                                           March, 2000                     December, 2001
  Sale Price ($)                                                      $20,000,000                     $25,200,000
  Net Rentable Area (SF)                  369,450                     299,832                         400,000
  Number of Units                         298                         276                             322
  Price Per Unit                                                      $72,464                         $78,261
  Year Built                              1972                        1998                            2000
  Land Area (Acre)                        13.8300                     17.9000                         33.4000
VALUE ADJUSTMENTS                                DESCRIPTION             DESCRIPTION         ADJ.        DESCRIPTION     ADJ.
  Property Rights Conveyed                Fee Simple Estate           Fee Simple Estate        0%     Fee Simple Estate    0%
  Financing                                                           Cash To Seller           0%     Cash To Seller       0%
  Conditions of Sale                                                  Arm's Length             0%     Arm's Length         0%
  Date of Sale (Time)                                                 03-2000                  0%     12-2001              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                            $72,464                      $78,261
  Location                                                            Comparable               0%     Comparable           0%
  Number of Units                         298                         276                      0%     322                  0%
  Quality / Appeal                        Good                        Superior               -15%     Superior           -15%
  Age / Condition                         1972                        1998 / Good            -15%     2000 / Very Good   -20%
  Occupancy at Sale                       95%                         95%                      0%     95%                  0%
  Amenities                               Good                        Comparable               0%     Comparable           0%
  Average Unit Size (SF)                  1,240                       1,086                    5%     1,242                0%
PHYSICAL ADJUSTMENT                                                                          -25%                        -35%
FINAL ADJUSTED VALUE ($/UNIT)                                                      $54,348                     $50,870

                                                   COMPARABLE                      COMPARABLE                  COMPARABLE
         DESCRIPTION                                I - 3                           I - 4                         I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                           St. Johns Plantation           Gloucester Apartments        St. Johns Plantation
  Address                                 7595 Baymeadows Circle West    4915 Baymeadows Road         7595 Baymeadows Circle West
  City                                    Jacksonville, Florida          Jacksonville, Florida        Jacksonville, Florida
  Sale Date                               January, 2003                  July, 2002                   May, 2001
  Sale Price ($)                          $24,500,000                    $5,250,000                   $21,617,000
  Net Rentable Area (SF)                  384,956                        151,459                      384,956
  Number of Units                         400                            100                          400
  Price Per Unit                                   $61,250                      $52,500                      $54,043
  Year Built                              1989                           1974                         1989
  Land Area (Acre)                        24.1000                        6.6200                       24.1000
VALUE ADJUSTMENTS                           DESCRIPTION         ADJ.       DESCRIPTION       ADJ.        DESCRIPTION        ADJ.
  Property Rights Conveyed                Fee Simple Estate       0%     Fee Simple Estate    0%      Fee Simple Estate      0%
  Financing                               Cash To Seller          0%     Cash To Seller       0%      Cash To Seller         0%
  Conditions of Sale                      Arm's Length            0%     Arm's Length         0%      Arm's Length           0%
  Date of Sale (Time)                     01-2003                 0%     07-2002              0%      05-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                $61,250                      $52,500                          $54,043
  Location                                Inferior               10%     Inferior            10%      Inferior              10%
  Number of Units                         400                     0%     100                  0%      400                    0%
  Quality / Appeal                        Superior              -10%     Superior            -5%      Superior              -5%
  Age / Condition                         1989 / Good           -15%     1974 / Fair          5%      1989 / Good          -15%
  Occupancy at Sale                       95%                     0%     95%                  0%      90%                   10%
  Amenities                               Comparable              0%     Comparable           0%      Comparable             0%
  Average Unit Size (SF)                  962                     5%     1,515               -5%      962                    5%
PHYSICAL ADJUSTMENT                                             -10%                          5%                             5%
FINAL ADJUSTED VALUE ($/UNIT)                       $55,125                       $55,125                      $56,745

SUMMARY

VALUE RANGE (PER UNIT)             $50,870 TO $56,745
MEAN (PER UNIT)                    $54,442
MEDIAN (PER UNIT)                  $55,125
VALUE CONCLUSION (PER UNIT)        $55,000

VALUE INDICATED BY SALES COMPARISON APPROACH         $16,390,000
ROUNDED                                              $16,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                  NOI/        SUBJECT NOI
COMPARABLE      NO. OF       ----------                --------    --------------     ADJUSTMENT   INDICATED
   NO.          UNITS        PRICE/UNIT    OAR         NOI/UNIT    SUBJ. NOI/UNIT       FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------------------
I-1              276        $ 20,000,000  10.62%      $2,123,632    $ 1,489,949         0.650       $47,088
                            $     72,464              $    7,694    $     5,000

I-2              322        $ 25,200,000  10.73%      $2,703,539    $ 1,489,949         0.595       $46,604
                            $     78,261              $    8,396    $     5,000

I-3              400        $ 24,500,000   9.00%      $2,204,615    $ 1,489,949         0.907       $55,563
                            $     61,250              $    5,512    $     5,000

I-4              100        $  5,250,000  10.10%      $  530,424    $ 1,489,949         0.943       $49,487
                            $     52,500              $    5,304    $     5,000

I-5              400        $ 21,617,000   9.50%      $2,053,653    $ 1,489,949         0.974       $52,629
                            $     54,043              $    5,134    $     5,000

                 PRICE/UNIT

Low                 High      Average   Median
$46,604          $   55,563   $50,274   $49,487

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    55,000
                                         -----------
Number of Units                                  298
                                         -----------

Value Based on NOI Analysis              $16,390,000
                             Rounded     $16,400,000

The adjusted sales indicate a range of value between $46,604 and $55,563 per unit, with an average of $50,274 per unit. Based on the subject's competitive position within the improved sales, a value of $55,000 per unit is estimated. This indicates an "as is" market value of $16,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE        NO. OF  ----------     EFFECTIVE      OPERATING                  SUBJECT
   NO.            UNITS   PRICE/UNIT    GROSS INCOME     EXPENSE         OER    PROJECTED OER     EGIM
------------------------------------------------------------------------------------------------------
I-1               276     $20,000,000   $  2,964,960    $  841,328      28.38%                    6.75
                          $    72,464

I-2               322     $25,200,000   $  3,991,539    $1,288,000      32.27%                    6.31
                          $    78,261

I-3               400     $24,500,000   $  3,484,615    $1,280,000      36.73%                    7.03
                          $    61,250                                               43.68%

I-4               100     $ 5,250,000   $    845,424    $  315,000      37.26%                    6.21
                          $    52,500

I-5               400     $21,617,000
                          $    54,043

                EGIM

Low       High    Average     Median
6.21      7.03     6.57        6.53

  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                    6.00
                                          -----------
Subject EGI                               $ 2,777,620

                                          -----------
Value Based on EGIM Analysis              $16,665,720

                               Rounded    $16,700,000

                   Value Per Unit         $    56,040



There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.68% before reserves. The comparable sales indicate a range of expense ratios from 28.38% to 37.26%, while their EGIMs range from 6.21 to 7.03. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $16,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $16,400,000.

Price Per Unit                          $16,400,000
NOI Per Unit                            $16,400,000
EGIM Analysis                           $16,700,000

Sales Comparison Conclusion             $16,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                 Average
                         Unit Area         ------------------
   Unit Type             (Sq. Ft.)         Per Unit    Per SF     %Occupied
---------------------------------------------------------------------------
1Br/1Ba - 1A10               900            $  617     $ 0.69        90.9%
1Br/1Ba - 1B10              1100            $  739     $ 0.67        95.8%
2Br/2Ba - 2A15              1200            $  731     $ 0.61       100.0%
2Br/2Ba - 2A20              1250            $  783     $ 0.63        90.5%
2Br/2Ba - 2B20              1450            $  827     $ 0.57        93.8%
3Br/3Ba - 3A20              1550            $1,020     $ 0.66       100.0%
3Br/3Ba - 3B20              1575            $  959     $ 0.61        97.6%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                  RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                                    -------------------------------------------------------------
                                                                       R-1          R-2          R-3          R-4          R-5
                                                                    -------------------------------------------------------------
                                                                      Summer     Victoria                               Brierwood
                                                                       Oaks       Park at       River      Mandarin      Place
                                                                    Apartments   Mandarin    Plantation     Lanai      Apartments
                                                                    -------------------------------------------------------------
                                                                                        COMPARISON TO SUBJECT
                                            SUBJECT     SUBJECT     -------------------------------------------------------------
                           SUBJECT UNIT     ACTUAL      ASKING                   Slightly
     DESCRIPTION              TYPE           RENT        RENT        Similar     Superior      Similar      Similar      Similar
---------------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - 1A10   $     617   $     659    $     585    $     669    $     575    $     595    $     599
Unit Area (SF)                                   900         900          750          766          600          680          795
Monthly Rent Per Sq. Ft.                   $    0.69   $    0.73    $    0.78    $    0.87    $    0.96    $    0.88    $    0.75

Monthly Rent              1Br/1Ba - 1B10   $     739   $     739                 $     669    $     600    $     685    $     615
Unit Area (SF)                                 1,100       1,100                       766          800          860          942
Monthly Rent Per Sq. Ft.                   $    0.67   $    0.67                 $    0.87    $    0.75    $    0.80    $    0.65

Monthly Rent              2Br/2Ba - 2A15   $     731   $     789    $     765    $     799    $     700    $     800    $     800
Unit Area (SF)                                 1,200       1,200        1,150        1,129        1,290        1,165        1,280
Monthly Rent Per Sq. Ft.                   $    0.61   $    0.66    $    0.67    $    0.71    $    0.54    $    0.69    $    0.63

Monthly Rent              2Br/2Ba - 2A20   $     783   $     819    $     765    $     799    $     645    $     735    $     675
Unit Area (SF)                                 1,250       1,250        1,150        1,129        1,280        1,165        1,290
Monthly Rent Per Sq. Ft.                   $    0.63   $    0.66    $    0.67    $    0.71    $    0.50    $    0.63    $    0.52

Monthly Rent              2Br/2Ba - 2B20   $     827   $     829    $     765    $     799    $     785    $     735    $     675
Unit Area (SF)                                 1,450       1,450        1,150        1,129        1,280        1,165        1,290
Monthly Rent Per Sq. Ft.                   $    0.57   $    0.57    $    0.67    $    0.71    $    0.61    $    0.63    $    0.52

Monthly Rent              3Br/3Ba - 3A20   $   1,020   $     999    $     890    $   1,029    $     860                 $     825
Unit Area (SF)                                 1,550       1,550        1,650        1,375        1,600                     1,685
Monthly Rent Per Sq. Ft.                   $    0.66   $    0.64    $    0.54    $    0.75    $    0.54                 $    0.49

Monthly Rent              3Br/3Ba - 3B20   $     959   $     989    $     890    $   1,029    $     850                 $     923
Unit Area (SF)                                 1,575       1,575        1,650        1,379        1,520                     1,685
Monthly Rent Per Sq. Ft.                   $    0.61   $    0.63    $    0.54    $    0.75    $    0.56                 $    0.55

     DESCRIPTION             MIN          MAX        MEDIAN       AVERAGE
--------------------------------------------------------------------------
Monthly Rent              $     575    $     669    $     595    $     605
Unit Area (SF)                  600          795          750          718
Monthly Rent Per Sq. Ft.  $    0.75    $    0.96    $    0.87    $    0.85

Monthly Rent              $     600    $     685    $     642    $     642
Unit Area (SF)                  766          942          830          842
Monthly Rent Per Sq. Ft.  $    0.65    $    0.87    $    0.77    $    0.77

Monthly Rent              $     700    $     800    $     799    $     773
Unit Area (SF)                1,129        1,290        1,165        1,203
Monthly Rent Per Sq. Ft.  $    0.54    $    0.71    $    0.67    $    0.65

Monthly Rent              $     645    $     799    $     735    $     724
Unit Area (SF)                1,129        1,290        1,165        1,203
Monthly Rent Per Sq. Ft.  $    0.50    $    0.71    $    0.63    $    0.61

Monthly Rent              $     675    $     799    $     765    $     752
Unit Area (SF)                1,129        1,290        1,165        1,203
Monthly Rent Per Sq. Ft.  $    0.52    $    0.71    $    0.63    $    0.63

Monthly Rent              $     825    $   1,029    $     875    $     901
Unit Area (SF)                1,375        1,685        1,625        1,578
Monthly Rent Per Sq. Ft.  $    0.49    $    0.75    $    0.54    $    0.58

Monthly Rent              $     850    $   1,029    $     907    $     923
Unit Area (SF)                1,379        1,685        1,585        1,559
Monthly Rent Per Sq. Ft.  $    0.54    $    0.75    $    0.55    $    0.60

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                            GROSS RENTAL INCOME PROJECTION

                                                                  Market Rent
                                              Unit Area       -------------------       Monthly          Annual
  Unit Type           Number of Units         (Sq. Ft.)       Per Unit     Per SF        Income          Income
-----------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10              66                    900           $650       $ 0.72       $ 42,900       $  514,800
1Br/1Ba - 1B10              24                  1,100           $725       $ 0.66       $ 17,400       $  208,800
2Br/2Ba - 2A15              64                  1,200           $785       $ 0.65       $ 50,240       $  602,880
2Br/2Ba - 2A20              42                  1,250           $800       $ 0.64       $ 33,600       $  403,200
2Br/2Ba - 2B20              48                  1,450           $820       $ 0.57       $ 39,360       $  472,320
3Br/3Ba - 3A20              12                  1,550           $990       $ 0.64       $ 11,880       $  142,560
3Br/3Ba - 3B20              42                  1,575           $985       $ 0.63       $ 41,370       $  496,440
                                                                                        -------------------------
                                                                            Total       $236,750       $2,841,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR      2000     FISCAL YEAR      2001     FISCAL YEAR      2002     FISCAL YEAR      2003
                            ------------------------------------------------------------------------------------------------------
                                     ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                            ------------------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL        PER UNIT     TOTAL        PER UNIT     TOTAL        PER UNIT     TOTAL        PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income              $2,683,117    $    9,004  $2,770,669    $    9,298  $2,807,637    $    9,422  $2,846,140    $    9,551

 Vacancy                    $  110,326    $      370  $  105,294    $      353  $  111,172    $      373  $  123,338    $      414
 Credit Loss/Concessions    $   86,032    $      289  $  106,400    $      357  $   73,523    $      247  $   56,231    $      189
                            ------------------------------------------------------------------------------------------------------
  Subtotal                  $  196,358    $      659  $  211,694    $      710  $  184,695    $      620  $  179,569    $      603

 Laundry Income             $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
 Garage Revenue             $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
 Other Misc. Revenue        $   70,972    $      238  $  158,260    $      531  $  199,621    $      670  $  195,600    $      656
                            ------------------------------------------------------------------------------------------------------
  Subtotal Other Income     $   70,972    $      238  $  158,260    $      531  $  199,621    $      670  $  195,600    $      656

                            ------------------------------------------------------------------------------------------------------
Effective Gross Income      $2,557,731    $    8,583  $2,717,235    $    9,118  $2,822,563    $    9,472  $2,862,171    $    9,605

Operating Expenses
 Taxes                      $  197,157    $      662  $  207,699    $      697  $  207,122    $      695  $  224,319    $      753
 Insurance                  $   34,434    $      116  $   78,933    $      265  $  140,082    $      470  $  112,259    $      377
 Utilities                  $  161,825    $      543  $  140,350    $      471  $  140,935    $      473  $  144,000    $      483
 Repair & Maintenance       $  273,244    $      917  $  195,482    $      656  $  252,368    $      847  $  240,810    $      808
 Cleaning                   $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
 Landscaping                $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
 Security                   $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
 Marketing & Leasing        $   44,317    $      149  $   39,589    $      133  $   34,991    $      117  $   36,120    $      121
 General Administrative     $  255,579    $      858  $  268,163    $      900  $  233,454    $      783  $  240,790    $      808
 Management                 $  132,328    $      444  $  145,162    $      487  $  140,753    $      472  $  144,197    $      484
 Miscellaneous              $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0

                            ------------------------------------------------------------------------------------------------------
Total Operating Expenses    $1,098,884    $    3,688  $1,075,378    $    3,609  $1,149,705    $    3,858  $1,142,495    $    3,834

 Reserves                   $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0

                            ------------------------------------------------------------------------------------------------------
Net Income                  $1,458,847    $    4,895  $1,641,857    $    5,510  $1,672,858    $    5,614  $1,719,676    $    5,771

                            ANNUALIZED       2003
                            ------------------------
                                   PROJECTION                AAA PROJECTION
                            --------------------------------------------------------------
DESCRIPTION                   TOTAL        PER UNIT       TOTAL        PER UNIT        %
------------------------------------------------------------------------------------------
Revenues
 Rental Income              $2,837,468    $    9,522    $2,841,000    $    9,534     100.0%

 Vacancy                    $   95,588    $      321    $  170,460    $      572       6.0%
 Credit Loss/Concessions    $   90,376    $      303    $   56,820    $      191       2.0%
                            --------------------------------------------------------------
  Subtotal                  $  185,964    $      624    $  227,280    $      763       8.0%

 Laundry Income             $        0    $        0    $        0    $        0       0.0%
 Garage Revenue             $        0    $        0    $        0    $        0       0.0%
 Other Misc. Revenue        $  160,540    $      539    $  163,900    $      550       5.8%
                            --------------------------------------------------------------
  Subtotal Other Income     $  160,540    $      539    $  163,900    $      550       5.8%

                            --------------------------------------------------------------
Effective Gross Income      $2,812,044    $    9,436    $2,777,620    $    9,321     100.0%

Operating Expenses
 Taxes                      $  222,536    $      747    $  253,300    $      850       9.1%
 Insurance                  $  109,808    $      368    $  110,260    $      370       4.0%
 Utilities                  $  146,432    $      491    $  146,020    $      490       5.3%
 Repair & Maintenance       $  272,592    $      915    $  268,200    $      900       9.7%
 Cleaning                   $        0    $        0    $        0    $        0       0.0%
 Landscaping                $        0    $        0    $        0    $        0       0.0%
 Security                   $        0    $        0    $        0    $        0       0.0%
 Marketing & Leasing        $   32,676    $      110    $   34,270    $      115       1.2%
 General Administrative     $  262,656    $      881    $  262,240    $      880       9.4%
 Management                 $  142,108    $      477    $  138,881    $      466       5.0%
 Miscellaneous              $        0    $        0    $        0                     0.0%

                            --------------------------------------------------------------
Total Operating Expenses    $1,188,808    $    3,989    $1,213,171    $    4,071      43.7%

 Reserves                   $        0    $        0    $   74,500    $      250       6.1%

Net Income                  $1,623,236    $    5,447    $1,489,949    $    5,000      53.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                             CAPITALIZATION RATES
              ---------------------------------------------------
                    GOING-IN                       TERMINAL
              ---------------------------------------------------
              LOW            HIGH             LOW           HIGH
              ---------------------------------------------------
RANGE        6.00%          10.00%           7.00%          10.00%
AVERAGE              8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE        OCCUP.      PRICE/UNIT           OAR
-------------------------------------------------------------------
  I-1         Mar-00            95%         $72,464           10.62%
  I-2         Dec-01            95%         $78,261           10.73%
  I-3         Jan-03            95%         $61,250            9.00%
  I-4         Jul-02            95%         $52,500           10.10%
  I-5         May-01            90%         $54,043            9.50%
                                            -------           -----
                                               High           10.73%
                                                Low            9.00%
                                            Average            9.99%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $16,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                             RIVER REACH APARTMENTS

            YEAR                          APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
         FISCAL YEAR                          1             2             3             4             5             6
--------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                            $2,841,000    $2,926,230    $3,014,017    $3,104,437    $3,197,571    $3,293,498

    Vacancy                              $  170,460    $  175,574    $  180,841    $  186,266    $  191,854    $  197,610
    Credit Loss                          $   56,820    $   58,525    $   60,280    $   62,089    $   63,951    $   65,870
    Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                         ---------------------------------------------------------------------------------
      Subtotal                           $  227,280    $  234,098    $  241,121    $  248,355    $  255,806    $  263,480

    Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $  163,900    $  168,817    $  173,882    $  179,098    $  184,471    $  190,005
                                         ---------------------------------------------------------------------------------
        Subtotal Other Income            $  163,900    $  168,817    $  173,882    $  179,098    $  184,471    $  190,005

                                         ---------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $2,777,620    $2,860,949    $2,946,777    $3,035,180    $3,126,236    $3,220,023

OPERATING EXPENSES:
    Taxes                                $  253,300    $  260,899    $  268,726    $  276,788    $  285,091    $  293,644
    Insurance                            $  110,260    $  113,568    $  116,975    $  120,484    $  124,099    $  127,822
    Utilities                            $  146,020    $  150,401    $  154,913    $  159,560    $  164,347    $  169,277
    Repair & Maintenance                 $  268,200    $  276,246    $  284,533    $  293,069    $  301,861    $  310,917
    Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
    Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
    Security                             $        0    $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                  $   34,270    $   35,298    $   36,357    $   37,448    $   38,571    $   39,728
    General Administrative               $  262,240    $  270,107    $  278,210    $  286,557    $  295,153    $  304,008
    Management                           $  138,881    $  143,047    $  147,339    $  151,759    $  156,312    $  161,001
    Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                         ---------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,213,171    $1,249,566    $1,287,053    $1,325,665    $1,365,435    $1,406,398

    Reserves                             $   74,500    $   76,735    $   79,037    $   81,408    $   83,850    $   86,366

                                         ---------------------------------------------------------------------------------
NET OPERATING INCOME                     $1,489,949    $1,534,647    $1,580,687    $1,628,108    $1,676,951    $1,727,259

    Operating Expense Ratio (% of EGI)         43.7%         43.7%         43.7%         43.7%         43.7%         43.7%
    Operating Expense Per Unit           $    4,071    $    4,193    $    4,319    $    4,449    $    4,582    $    4,719

            YEAR                          APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                          7             8             9            10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                            $3,392,303    $3,494,072    $3,598,894    $3,706,861    $3,818,066

    Vacancy                              $  203,538    $  209,644    $  215,934    $  222,412    $  229,084
    Credit Loss                          $   67,846    $   69,881    $   71,978    $   74,137    $   76,361
    Concessions                          $        0    $        0    $        0    $        0    $        0
                                         ------------------------------------------------------------------
      Subtotal                           $  271,384    $  279,526    $  287,912    $  296,549    $  305,445

    Laundry Income                       $        0    $        0    $        0    $        0    $        0
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $  195,705    $  201,576    $  207,624    $  213,852    $  220,268
                                         ------------------------------------------------------------------
        Subtotal Other Income            $  195,705    $  201,576    $  207,624    $  213,852    $  220,268

                                         ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $3,316,624    $3,416,122    $3,518,606    $3,624,164    $3,732,889

OPERATING EXPENSES:
    Taxes                                $  302,453    $  311,527    $  320,873    $  330,499    $  340,414
    Insurance                            $  131,656    $  135,606    $  139,674    $  143,864    $  148,180
    Utilities                            $  174,356    $  179,586    $  184,974    $  190,523    $  196,239
    Repair & Maintenance                 $  320,245    $  329,852    $  339,748    $  349,940    $  360,438
    Cleaning                             $        0    $        0    $        0    $        0    $        0
    Landscaping                          $        0    $        0    $        0    $        0    $        0
    Security                             $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                  $   40,920    $   42,148    $   43,412    $   44,715    $   46,056
    General Administrative               $  313,128    $  322,522    $  332,198    $  342,164    $  352,429
    Management                           $  165,831    $  170,806    $  175,930    $  181,208    $  186,644
    Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                         ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,448,590    $1,492,047    $1,536,809    $1,582,913    $1,630,400

    Reserves                             $   88,957    $   91,626    $   94,374    $   97,206    $  100,122

                                         ------------------------------------------------------------------
NET OPERATING INCOME                     $1,779,077    $1,832,449    $1,887,423    $1,944,046    $2,002,367

    Operating Expense Ratio (% of EGI)         43.7%         43.7%         43.7%         43.7%         43.7%
    Operating Expense Per Unit           $    4,861    $    5,007    $    5,157    $    5,312    $    5,471

Estimated Stabilized NOI        $1,489,949    Sales Expense Rate     2.00%
Months to Stabilized                     1    Discount Rate         11.50%
Stabilized Occupancy                  94.0%   Terminal Cap Rate     10.50%

Gross Residual Sale Price       $19,070,161    Deferred Maintenance        $         0
  Less: Sales Expense           $   381,403    Add: Excess Land            $         0
                                -----------    Other Adjustments           $         0
Net Residual Sale Price         $18,688,757                                -----------
PV of Reversion                 $ 6,292,624    Value Indicated By "DCF"    $16,494,229
Add: NPV of NOI                 $10,201,606                     Rounded    $16,500,000
                                -----------
PV Total                        $16,494,229

                          "DCF" VALUE SENSITIVITY TABLE

                                                                 DISCOUNT RATE
                                 ------------------------------------------------------------------------------
         TOTAL VALUE                11.00%          11.25%         11.50%            11.75%            12.00%
---------------------------------------------------------------------------------------------------------------
                      10.00%     $17,355,633     $17,079,267     $16,808,860       $16,544,265      $16,285,337
                      10.25%     $17,187,073     $16,914,456     $16,647,708       $16,386,682      $16,131,236
TERMINAL CAP RATE     10.50%     $17,026,539     $16,757,493     $16,494,229       $16,236,603      $15,984,473
                      10.75%     $16,873,472     $16,607,831     $16,347,889       $16,093,504      $15,844,536
                      11.00%     $16,727,362     $16,464,972     $16,208,201       $15,956,909      $15,710,960

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                             RIVER REACH APARTMENTS

                                                           TOTAL       PER Sq. Ft.    PER UNIT    %OF EGI
---------------------------------------------------------------------------------------------------------
REVENUE
     Base Rent                                          $ 2,841,000    $      7.69   $     9,534

     Less: Vacancy & Collection Loss            8.00%   $   227,280    $      0.62   $       763

     Plus: Other Income
       Laundry Income                                   $         0    $      0.00   $         0    0.00%
       Garage Revenue                                   $         0    $      0.00   $         0    0.00%
       Other Misc. Revenue                              $   163,900    $      0.44   $       550    5.90%
                                                        ------------------------------------------------
          Subtotal Other Income                         $   163,900    $      0.44   $       550    5.90%

EFFECTIVE GROSS INCOME                                  $ 2,777,620    $      7.52   $     9,321

OPERATING EXPENSES:
     Taxes                                              $   253,300    $      0.69   $       850    9.12%
     Insurance                                          $   110,260    $      0.30   $       370    3.97%
     Utilities                                          $   146,020    $      0.40   $       490    5.26%
     Repair & Maintenance                               $   268,200    $      0.73   $       900    9.66%
     Cleaning                                           $         0    $      0.00   $         0    0.00%
     Landscaping                                        $         0    $      0.00   $         0    0.00%
     Security                                           $         0    $      0.00   $         0    0.00%
     Marketing & Leasing                                $    34,270    $      0.09   $       115    1.23%
     General Administrative                             $   262,240    $      0.71   $       880    9.44%
     Management                                 5.00%   $   138,881    $      0.38   $       466    5.00%
     Miscellaneous                                      $         0    $      0.00   $         0    0.00%

TOTAL OPERATING EXPENSES                                $ 1,213,171    $      3.28   $     4,071   43.68%

     Reserves                                           $    74,500    $      0.20   $       250    2.68%

                                                        ------------------------------------------------
NET OPERATING INCOME                                    $ 1,489,949    $      4.03   $     5,000   53.64%

     "GOING IN" CAPITALIZATION RATE                            9.50%

     VALUE INDICATION                                   $15,683,674    $     42.45   $    52,630

    "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                  $15,683,674

                      ROUNDED                           $15,700,000    $     42.50   $    52,685

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE           ROUNDED         $/UNIT          $/SF
---------------------------------------------------------------------------
  8.75%            $17,027,989      $17,000,000       $57,047        $46.01
  9.00%            $16,554,989      $16,600,000       $55,705        $44.93
  9.25%            $16,107,557      $16,100,000       $54,027        $43.58
  9.50%            $15,683,674      $15,700,000       $52,685        $42.50
  9.75%            $15,281,528      $15,300,000       $51,342        $41.41
 10.00%            $14,899,490      $14,900,000       $50,000        $40.33
 10.25%            $14,536,088      $14,500,000       $48,658        $39.25

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis            $16,500,000
Direct Capitalization Method             $15,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $16,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                   Not Utilized
Sales Comparison Approach                       $16,400,000
Income Approach                                 $16,500,000
Reconciled Value                                $16,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $16,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                             [PICTURE]

   EXTERIOR LEASING OFFICE                                     EXTERIOR VIEW

          [PICTURE]                                              [PICTURE]

EXTERIOR - APARTMENT BUILDING                               TYPICAL LIVING AREA

          [PICTURE]                                              [PICTURE]

        TENNIS COURTS                                     EXTERIOR BUILDING VIEW

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                                [PICTURE]

       TYPICAL KITCHEN                                          TYPICAL BATHROOM

          [PICTURE]                                                [PICTURE]

EXTERIOR - PARKING AND DRIVES                                   TYPICAL BEDROOM

          [PICTURE]                                                [PICTURE]

        STREET SCENE                                             STREET SCENE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

       COMPARABLE I-1                                    COMPARABLE I-2
54 MAGNOLIA AT DEERWOOD PARK                      THE WIMBERLY AT DEERWOOD PARK
     9600 Touchton Road                                9727 Touchton Road
   Jacksonville, Florida                             Jacksonville, Florida

         [PICTURE]                                          [PICTURE]

        COMPARABLE I-3                                   COMPARABLE I-4
     ST. JOHNS PLANTATION                            GLOUCESTER APARTMENTS
 7595 Baymeadows Circle West                         4915 Baymeadows Road
    Jacksonville, Florida                            Jacksonville, Florida

         [PICTURE]                                          [PICTURE]

       COMPARABLE I-5
    ST. JOHNS PLANTATION
 7595 Baymeadows Circle West
   Jacksonville, Florida

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                              Comparable
         Description                               Subject                                      R - 1
         -----------                               -------                                    ----------
  Property Name                   River Reach Apartments                     Summer Oaks Apartments
  Management Company              AIMCO
LOCATION:
  Address                         5000 San Jose Boulevard                    5350 Arlington Expressway
  City, State                     Jacksonville, Florida                      Jacksonville, Florida
  County                          Duval                                      Duval
  Proximity to Subject                                                       Five miles northeast
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          369,450                                    N/A
  Year Built                      1972                                       1972
  Effective Age                   20                                         25
  Building Structure Type         Brick & wood siding walls; asphalt         Stucco and wood siding walls; asphalt
                                          shingle roof                                shingle roof
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                       Open
  Number of Units                 298                                        N/A
  Unit Mix:                             Type         Unit  Qty. Mo. Rent        Type       Unit    Qty.    Mo.
                                  1 1Br/1Ba - 1A10     900  66  $  617       1 1BR/1BA       750          $585
                                  2 1Br/1Ba - 1B10   1,100  24  $  739       3 2BR/2BA     1,150          $765
                                  3 2Br/2Ba - 2A15   1,200  64  $  731       4 2BR/2BA     1,150          $765
                                  4 2Br/2Ba - 2A20   1,250  42  $  783       5 2BR/2BA     1,150          $765
                                  5 2Br/2Ba - 2B20   1,450  48  $  827       6 3BR/2BA     1,650          $890
                                  6 3Br/3Ba - 3A20   1,550  12  $1,020       7 3BR/2BA     1,650          $890
                                  7 3Br/3Ba - 3B20   1,575  42  $  959
  Average Unit Size (SF)          1,240
  Unit Breakdown:                    Efficiency     0%    2-Bedroom  52%        Efficiency        2-Bedroom
                                     1-Bedroom     30%    3-Bedroom  18%        1-Bedroom         3-Bedroom
CONDITION:                        Good                                       Good
APPEAL:                           Average                                    Average
AMENITIES:
  Unit Amenities                        Attach. Garage         Vaulted Ceiling     Attach. Garage         Vaulted Ceiling
                                     X  Balcony            X   W/D Connect.     X  Balcony            X   W/D Connect.
                                        Fireplace                               X  Fireplace
                                     X  Cable TV Ready                             Cable TV Ready
  Project Amenities                  X  Swimming Pool                           X  Swimming Pool
                                     X  Spa/Jacuzzi            Car Wash         X  Spa/Jacuzzi            Car Wash
                                        Basketball Court       BBQ Equipment       Basketball Court   X   BBQ Equipment
                                        Volleyball Court       Theater Room        Volleyball Court       Theater Room
                                        Sand Volley Ball       Meeting Hall     X  Sand Volley Ball   X   Meeting Hall
                                     X  Tennis Court           Secured Parking  X  Tennis Court           Secured Parking
                                        Racquet Ball       X   Laundry Room        Racquet Ball       X   Laundry Room
                                        Jogging Track      X   Business Office     Jogging Track          Business Office
                                     X  Gym Room           X   Playground       X  Gym Room                 Playground
                                     X    Fishing Pier     X   Fishing Pier          Fishing Pier           Fishing Pier
                                     X    Playground                                 Playground
OCCUPANCY:                          95%                                        90%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                             6 to 15 Months
  Concessions                     1 - 1 1/2 Months Free                      1 - 1 1/2 Months Free
  Pet Deposit                     $250 - $500                                $200 - $500
  Utilities Paid by Tenant:       X  Electric              X   Natural Gas   X  Electric              X   Natural Gas
                                  X  Water                     Trash         X  Water                     Trash
  Confirmation                    May 28, 2003; Stephanie Cronin (Property   5/28/03
                                  Manager)
  Telephone Number                (904) 737-0573                             (904) 722-3660
NOTES:                                                                       None
  COMPARISON TO SUBJECT:                                                     Similar

                                                Comparable                                    Comparable
         Description                              R - 2                                         R - 3
         -----------                            ----------                                    ----------
  Property Name                   Victoria Park at Mandarin                   River Plantation
  Management Company
LOCATION:
  Address                         4083 Sunbeam Road                           3952 Atlantic Boulevard
  City, State                     Jacksonville, Florida                       Jacksonville, Florida
  County                          Duval                                       Duval
  Proximity to Subject            Four miles southeast                        1.5 miles northeast
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          N/A                                         N/A
  Year Built                      1983                                        1971
  Effective Age                   20                                          25
  Building Structure Type         Stucco and wood siding walls; asphalt       Stucco and wood siding walls; asphalt
                                          shingle roof                                shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                        Open
  Number of Units                 N/A                                         N/A
  Unit Mix:                         Type        Unit   Qty.    Mo.              Type        Unit    Qty.     Mo.
                                  1 1BR/1BA      766          $  669          1 1BR/1BA       600           $575
                                  2 1BR/1BA      766          $  669          2 1BR/1BA       800           $600
                                  3 2BR/2BA    1,129          $  799          3 2BR/2BA     1,290           $700
                                  4 2BR/2BA    1,129          $  799          4 2BR/2BA     1,280           $645
                                  5 2BR/2BA    1,129          $  799          5 2BR/2BA     1,280           $785
                                  6 3BR/2BA    1,375          $1,029          6 3BR/2BA     1,600           $860
                                  7 3BR/2BA    1,379          $1,029          7 3BR/2BA     1,520           $850
  Average Unit Size (SF)
  Unit Breakdown:                    Efficiency          2-Bedroom              Efficiency           2-Bedroom
                                     1-Bedroom           3-Bedroom              1-Bedroom            3-Bedroom
CONDITION:                        Good                                        Good
APPEAL:                           Average                                     Average
AMENITIES:
  Unit Amenities                       Attach. Garage    X   Vaulted Ceiling      Attach. Garage        Vaulted Ceiling
                                    X  Balcony           X   W/D Connect.      X  Balcony           X   W/D Connect.
                                    X  Fireplace                               X  Fireplace
                                    X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities                 X  Swimming Pool                           X  Swimming Pool
                                    X  Spa/Jacuzzi           Car Wash          X  Spa/Jacuzzi           Car Wash
                                       Basketball Court  X   BBQ Equipment        Basketball Court  X   BBQ Equipment
                                       Volleyball Court      Theater Room         Volleyball Court      Theater Room
                                    X  Sand Volley Ball  X   Meeting Hall      X  Sand Volley Ball  X   Meeting Hall
                                    X  Tennis Court          Secured Parking   X  Tennis Court          Secured Parking
                                       Racquet Ball      X   Laundry Room         Racquet Ball      X   Laundry Room
                                       Jogging Track         Business Office      Jogging Track         Business Office
                                    X  Gym Room               Playground       X  Gym Room               Playground
                                        Fishing Pier          Fishing Pier         Fishing Pier          Fishing Pier
                                        Playground                                 Playground
OCCUPANCY:                        95%                                         92%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                              6 to 15 Months
  Concessions                     1 - 1 1/2 Months Free                       1 - 1 1/2 Months Free
  Pet Deposit                     $300 - $500                                 $300 - $500
  Utilities Paid by Tenant:         X  Electric          X   Natural Gas       X  Electric          X   Natural Gas
                                       Water                 Trash             X  Water                 Trash
  Confirmation                    5/28/03                                     5/28/03
  Telephone Number                (904) 731-3470                              (904) 398-3396
NOTES:                            None                                        None
  COMPARISON TO SUBJECT:          Slightly Superior                           Similar

                                                   Comparable                                Comparable
         Description                                  R - 4                                    R - 5
         -----------                               ----------                                ----------
  Property Name                   Mandarin Lanai                              Brierwood Place Apartments
  Management Company
LOCATION:
  Address                         3909 Sunbeam                                8880 South Old Kings Road
  City, State                     Jacksonville, Florida                       Jacksonville, Florida
  County                          Duval                                       Duval
  Proximity to Subject            Four miles southeast                        Four miles southeast
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          N/A                                         N/A
  Year Built                      1986                                        1974
  Effective Age                   15                                          25
  Building Structure Type         Stucco and wood siding walls; asphalt       Stucco and wood siding walls; asphalt shingle roof
                                          shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                        Open
  Number of Units                 N/A                                         N/A
  Unit Mix:                          Type        Unit   Qty.   Mo.               Type       Unit    Qty.  Mo.
                                  1 1BR/1BA      680           $595           1 1BR/1BA       795        $599
                                  2 1BR/1BA      860           $685           2 1BR/1BA       942        $615
                                  3 2BR/2BA    1,165           $800           3 2BR/2BA     1,280        $800
                                  4 2BR/2BA    1,165           $735           4 2BR/2BA     1,290        $675
                                  5 2BR/2BA    1,165           $735           5 2BR/2BA     1,290        $675
                                                                              6 3BR/2BA     1,685        $825
                                                                              7 3BR/2BA     1,685        $923
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency          2-Bedroom               Efficiency          2-Bedroom
                                    1-Bedroom           3-Bedroom               1-Bedroom           3-Bedroom
CONDITION:                        Good                                        Good
APPEAL:                           Average                                     Average
AMENITIES:
  Unit Amenities                     Attach. Garage         Vaulted Ceiling      Attach. Garage         Vaulted Ceiling
                                  X  Balcony            X   W/D Connect.      X  Balcony            X   W/D Connect.
                                  X  Fireplace                                X  Fireplace
                                  X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities               X  Swimming Pool                            X  Swimming Pool
                                  X  Spa/Jacuzzi            Car Wash             Spa/Jacuzzi            Car Wash
                                     Basketball Court   X   BBQ Equipment        Basketball Court       BBQ Equipment
                                     Volleyball Court       Theater Room         Volleyball Court       Theater Room
                                  X  Sand Volley Ball   X   Meeting Hall      X  Sand Volley Ball   X   Meeting Hall
                                  X  Tennis Court           Secured Parking   X  Tennis Court           Secured Parking
                                     Racquet Ball       X   Laundry Room         Racquet Ball       X   Laundry Room
                                     Jogging Track          Business Office      Jogging Track          Business Office
                                  X  Gym Room                 Playground      X    Gym Room               Playground
                                       Fishing Pier           Fishing Pier         Fishing Pier           Fishing Pier
                                       Playground                                  Playground
OCCUPANCY:                          96%                                          95%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                              6 to 15 Months
  Concessions                     1 - 1 1/2 Months Free                       1 - 1 1/2 Months Free
  Pet Deposit                     $300 - $500                                 $300 - $500
  Utilities Paid by Tenant:         X  Electric         X   Natural Gas            X  Electric      X   Natural Gas
                                    X  Water                Trash                  X  Water             Trash
  Confirmation                    5/28/03                                     5/28/03
  Telephone Number                (904) 733-0200                              (904) 731-1200
NOTES:                            None                                        None
  COMPARISON TO SUBJECT:          Similar                                     Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1              COMPARABLE R-2             COMPARABLE R-3
  SUMMER OAKS APARTMENTS    VICTORIA PARK AT MANDARIN       RIVER PLANTATION
5350 Arlington Expressway       4083 Sunbeam Road        3952 Atlantic Boulevard
  Jacksonville, Florida       Jacksonville, Florida       Jacksonville, Florida

         [PICTURE]                  [PICTURE]                    [PICTURE]

      COMPARABLE R-4              COMPARABLE R-5
      MANDARIN LANAI        BRIERWOOD PLACE APARTMENTS
       3909 Sunbeam          8880 South Old Kings Road
   Jacksonville, Florida       Jacksonville, Florida

         [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Stephen B. Spraberry, MAI provided significant real property appraisal assistance in the preparation of this report.

                                               -s- Alice MacQueen
                                               -------------------
                                                Alice MacQueen
                                   Vice President, Real Estate Group
                              Florida Certified General Real Estate Appraiser
                                                #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                                            ALICE Macqueen

                           VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia

                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30987

                           State of Florida, Certified General Appraiser, #RZ0002202

                           State of Georgia, Certified General Real Property Appraiser, #239776

                           State of Minnesota, Certified General Real Property Appraiser, #AP-20144872

                           State of New Mexico, General Certified Appraiser, #001626-G

                           State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL               American Society of Appraisers, Candidate
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
RIVER REACH APARTMENTS, JACKSONVILLE, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.